Exhibit 10.1

SuperX AI Technology Limited

30 Pasir Panjang Road

#06-31, Mapletree Business City

Singapore 117440

November 13th, 2025

Re: Director Offer Letter – Dr. Chenhong HUANG

Dear Dr. Chenhong HUANG:

SuperX AI Technology Limited, a Cayman Islands limited liability company (the “Company” or “we” ), is pleased to offer you a position as an Chief Executive Officer and the Chairman of the Board of Directors of the Company. We believe your background and experience will be a significant asset to the Company and we look forward to your participation as an Chief Executive Officer and the Chairman of the Board of Directors in the Company. Should you choose to accept this position as an Chief Executive Officer and the Chairman of the Board of Directors, this letter agreement (the “Agreement”) shall constitute an agreement between you and the Company and contains all the terms and conditions relating to the services you agree to provide to the Company. Your appointment shall begin on December 1st, 2025 (the “Commencement Date”).

1. Term.

This Agreement is effective upon the Commencement Date and shall continue for a period of three year from the commencement date subject to the provisions in Section 9 below or until your successor is duly elected and qualified.

2. Services.

You shall render customary services as a Chief Executive Officer and the Chairman of the Board of Directors and such other duties as are reasonably contemplated by you holding office as a Chief Executive Officer and the Chairman of the Board of Directors of the Company or which may reasonably be assigned to you by the Board from time to time (hereinafter, your “Duties”). During the term of this Agreement, you may attend and participate at each meeting regarding the business and operation issues of the Company as regularly or specially called, via teleconference, video conference or in person. You shall consult with the members of the Board and committee (if any) regularly and as necessary via telephone, electronic mail or other forms of correspondence.

3. Services for Others.

You shall be free to represent or perform services for other persons during the term of this Agreement.

4. Compensation.

4.1 Base Salary: You will receive an annual salary of USD3,000,000, paid in twelve (12) equal monthly installments on the last working day of each month.

4.2 Signing Equity: Upon onboarding, you shall receive an equity award valued at USD1,500,000, granted under the Company’s standard equity incentive plan (The number of shares granted will be determined based on the closing price of the Company’s shares from the previous trading day before the signing date of the employment contract).

4.3 Ongoing Equity Compensation: You will receive equity valued at USD1,500,000 annually in the Company, issued and vested monthly throughout your employment, contingent upon your continued employment and the Company’s equity plan rule. Shares will be issued on the last working day of each month, with the number of shares granted based on the closing price of the Company’s shares on the last trading day of each month.

4.4 Deferred Service Equity Awards: In addition to the above, you will be eligible to receive Service Equity Awards valued at USD1,500,000 each: (a) after completing the first year of continuous employment, and (b) after completing the second year of continuous employment. Each Service Equity Award will be granted within thirty (30) days of the respective anniversary, contingent upon the your continued employment on that date and approval from the Company’s Board of Directors. The number of shares awarded will be determined based on the closing price of the Company’s shares on the trading day corresponding to the final date of the anniversary period, specifically November 30. Each Service Equity Award will fully vest upon grant

4.5 Performance Bonus: If you successfully leads the Company to achieve USD 500,000,000 sale order within the first twelve (12) months from the Commencement Date, you will be entitled to a one-time performance bonus of USD3,000,000, payable in cash at the end of the fiscal quarter immediately following confirmation of this achievement. If the full USD500,000,000 sale order is not met within the first twelve (12) months, the bonus will be pro-rated based on the actual achievement ratio, provided that this ratio exceeds 50%. The prorated bonus will be payable upon completion of twelve (12) months of service from the Commencement Date. No bonus will be awarded if the achievement ratio is 50% or below.

4.6 Subsequent Year Performance Bonuses: For the second and third years of the Initial Term, you shall remain eligible for an annual performance bonus with a maximum, one-time payout of USD 3,000,000 per year. The specific key performance indicators (KPIs), metrics, and minimum thresholds required to achieve the annual bonus for Year two and Year three shall be mutually agreed upon and formally defined by you and the Compensation Committee of the Board of Directors prior to the start of the respective performance year. Once defined, the annual KPIs and corresponding achievement levels will be documented in a written addendum to this Agreement and will govern the determination and payment of the bonus for that year. Payment of any annual performance bonus is contingent upon your continuous employment with the Company through the date of payment.

5. D&O Insurance Policy. During the term under this Agreement, the Company shall include you as an insured under its officers and director’s insurance policy, if available.

6. No Assignment. Because of the personal nature of the services to be rendered by you, this Agreement may not be assigned by you without the prior written consent of the Company.

7. Confidential Information; Non-Disclosure. In consideration of your access to certain Confidential Information (as defined below) of the Company, in connection with your business relationship with the Company, you hereby represent and agree as follows:

a. Definition. For purposes of this Agreement the term “Confidential Information” means: (i) any information which the Company possesses that has been created, discovered or developed by or for the Company, and which has or could have commercial value or utility in the business in which the Company is engaged; (ii) any information which is related to the business of the Company and is generally not known by non-Company personnel; and (iii) Confidential Information includes, without limitation, trade secrets and any information concerning products, processes, formulas, designs, inventions (whether or not patentable or registrable under copyright or similar laws, and whether or not reduced to practice), discoveries, concepts, ideas, improvements, techniques, methods, research, development and test results, specifications, data, know-how, software, formats, marketing plans, and analyses, business plans and analyses, strategies, forecasts, customer and supplier identities, characteristics and agreements.

b. Exclusions. Notwithstanding the foregoing, the term Confidential Information shall not include: (i) any information which becomes generally available or is readily available to the public other than as a result of a breach of the confidentiality portions of this Agreement, or any other agreement requiring confidentiality between the Company and you; (ii) information received from a third party in rightful possession of such information who is not restricted from disclosing such information; (iii) information known by you prior to receipt of such information from the Company, which prior knowledge can be documented and (iv) information you are required to disclose pursuant to any applicable law, regulation, judicial or administrative order or decree, or request by other regulatory organization having authority pursuant to the law; provided, however, that you shall first have given prior written notice to the Company and made a reasonable effort to obtain a protective order requiring that the Confidential Information not be disclosed.

c. Documents. You agree that, without the express written consent of the Company, you will not remove from the Company’s premises, any notes, formulas, programs, data, records, machines or any other documents or items which in any manner contain or constitute Confidential Information, nor will you make reproductions or copies of same. You shall promptly return any such documents or items, along with any reproductions or copies to the Company upon the Company’s demand, upon termination of this Agreement, or upon your termination or Resignation (as defined in Section 9 herein).

d. Confidentiality. You agree that you will hold in trust and confidence all Confidential Information and will not disclose to others, directly or indirectly, any Confidential Information or anything relating to such information without the prior written consent of the Company, except as may be necessary in the course of your business relationship with the Company. You further agree that you will not use any Confidential Information without the prior written consent of the Company, except as may be necessary in the course of your business relationship with the Company, and that the provisions of this paragraph (d) shall survive termination of this Agreement. Notwithstanding the foregoing, you may disclose Confidential Information to your legal counsel and accounting advisors who have a need to know such information for accounting or tax purposes and who agree to be bound by the provisions of this paragraph (d).

e. Ownership. You agree that the Company shall own all right, title and interest (including patent rights, copyrights, trade secret rights, mask work rights, trademark rights, and all other intellectual and industrial property rights of any sort throughout the world) relating to any and all inventions (whether or not patentable), works of authorship, mask works, designations, designs, know-how, ideas and information made or conceived or reduced to practice, in whole or in part, by you during the term of this Agreement and that arise out of your Duties (collectively, “Inventions”) and you will promptly disclose and provide all Inventions to the Company. You agree to assist the Company, at its expense, to further evidence, record and perfect such assignments, and to perfect, obtain, maintain, enforce, and defend any rights assigned.

8. Non-Solicitation. During the term of your appointment, you shall not solicit for employment any employee of the Company with whom you have had contact due to your appointment.

9. Termination and Resignation. Your services as a Chief Executive Officer and the Chairman of the Board of Directors may be terminated for any or no reason by the determination of the Board (including any failure to elect you for an ensuing term at any annual meeting of the Board). You may also terminate your services as a Chief Executive Officer and the Chairman of the Board of Directors for any or no reason by delivering your written notice of resignation to the Company (“Resignation”), and such Resignation shall be effective upon the time specified therein or, if no time is specified, upon receipt of the notice of resignation by the Company. Upon the effective date of the termination or Resignation, your right to compensation hereunder will terminate subject to the Company’s obligations to pay you any compensation that you have already earned as of the effective date of such termination or Resignation.

10. Governing Law; Arbitration. This Agreement shall be construed, interpreted, and governed in accordance with the laws of Singapore, without reference to rules relating to conflicts of law. Any dispute, controversy, difference or claim arising out of or relating to this Agreement, including the existence, validity, interpretation, performance, breach or termination thereof or any dispute regarding non-contractual obligations arising out of or relating to it shall be referred to and finally resolved by arbitration administered by the Singapore International Arbitration Centre (“SIAC”) under the SIAC Rules in force when the Notice of Arbitration is submitted. The seat of arbitration shall be Singapore. The number of arbitrators shall be three. The language of the arbitration shall be English. Each party irrevocably submits to the exclusive jurisdiction of the arbitration in Singapore and waives any objection to proceedings on the grounds of venue or that proceedings have been brought in an inappropriate forum.

11. Entire Agreement; Amendment; Waiver; Counterparts. This Agreement expresses the entire understanding with respect to the subject matter hereof and supersedes and terminates any prior oral or written agreements with respect to the subject matter hereof. Any term of this Agreement may be amended and observance of any term of this Agreement may be waived only with the written consent of the parties hereto. Waiver of any term or condition of this Agreement by any party shall not be construed as a waiver of any subsequent breach or failure of the same term or condition or waiver of any other term or condition of this Agreement. The failure of any party at any time to require performance by any other party of any provision of this Agreement shall not affect the right of any such party to require future performance of such provision or any other provision of this Agreement. This Agreement may be executed in separate counterparts each of which will be an original and all of which taken together will constitute one and the same agreement, and may be executed using facsimiles of signatures, and a facsimile of a signature shall be deemed to be the same, and equally enforceable, as an original of such signature.

12. Indemnification. The Company shall, to the maximum extent provided under applicable law, indemnify and hold you harmless from and against any expenses, including reasonable attorney’s fees, judgments, fines, settlements and other legally permissible amounts (“Losses”), incurred in connection with any proceeding arising out of, or related to, your performance of your Duties, other than any such Losses incurred as a result of your gross negligence or willful misconduct. The Company shall advance to you any expenses, including reasonable attorney’s fees and costs of settlement, incurred in defending any such proceeding to the maximum extent permitted by applicable law. Such costs and expenses incurred by you in defense of any such proceeding shall be paid by the Company in advance of the final disposition of such proceeding promptly upon receipt by the Company of (a) written request for payment; (b) appropriate documentation evidencing the incurrence, amount and nature of the costs and expenses for which payment is being sought; and (c) an undertaking adequate under applicable law made by or on your behalf to repay the amounts so advanced if it shall ultimately be determined pursuant to any non-appealable judgment or settlement that you are not entitled to be indemnified by the Company.

13. Acknowledgement. You accept this Agreement subject to all the terms and provisions of this Agreement. You agree to accept as binding, conclusive, and final all decisions or interpretations of the Board of Directors of the Company of any questions arising under this Agreement.

The Agreement has been executed and delivered by the undersigned and is made effective as of the date set first set forth above.

Sincerely,

SuperX AI Technology Limited

	By:	/s/ Yu Chun Kit
Yu Chun Kit Executive Director

AGREED AND ACCEPTED:

/s/ Dr. Chenhong HUANG
Name: Dr. Chenhong HUANG

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